As filed with the Securities and Exchange Commission on July 30, 1999

File No.___________________                     Commission file number:  0-17371



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------
                         POST-EFFECTIVE AMENDMENT NO. 1

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              HYTK Industries, Inc.
                             -----------------------
             (Exact name of registrant as specified in its charter)


           Nevada                                         88-0182808
          --------                                       ------------
(State or Other Jurisdiction                    (Employer Identification Number)
of Incorporation or Organization)


            701 East Main Street, Benedict, KS 66714; (316) 698-2250
           -----------------------------------------------------------
             (Address and Telephone of Principal Executive Offices)

This Prospectus relates to Selling Security Holders, see "Selling Security Holders." For information concerning certain risk factors that should be considered by prospective investors, see "Risk Factors."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                              Underwriting discounts       Proceeds to issuer or
                                     Price to Public             and commissions               other persons


        Per Unit                       $5.06(1)                     $0.51(2)                      $4.56

        Total Minimum                     0(3)                          0                            0

        Total Maximum               $2,532,596.60(4)               $253,259.66                 $2,279,337.00

(1) Based on the last sale price of the Company's common stock which occurred, on July 9, 1999. The Selling Security Holders will be selling the Shares at the then prevailing market price for the Company's common stock, par value $0.001 ("Common Stock").
(2) Presumes a 10% broker's commission will be paid on each and every sale of shares as described herein. However, the Selling Security Holders will be selling the Shares with the broker of their choice involving commission as they may individually negotiate.
(3) The Selling Security Holders are not committed to selling any specific portion of the shares described herein, although they may sell all 500,244 shares hereby registered.

Expenses incurred in connection with this Prospectus, estimated not to exceed $20,000, which include legal, printing and accounting fees (but do not include sales commissions or fees), are being paid by the Company. See "Use of Proceeds."

                   Total Number of Pages Contained Herein: 12
                  The date of this Prospectus is July 26, 1999

                                     SUMMARY

     This is a Post Effective Amendment to the Company's registration statement on form S-8 (the "Form S-8") filed with the Commission on January 12, 1999. It relates to the reoffer of 500,266 shares (the "Shares") of the Company's common stock, par value $0.001 ("Common Stock"), issued pursuant to the Company's 1999 Stock Option Plan as described and set forth in the Form S-8. The Shares were collectively issued to five (5) people Henry F. Mogg, Douglas L. Lamb, Marsha Lamb, John C. Garrison and Richard M. Cornell (the "Selling Security Holders"). A Prospectus has been prepared in accordance with the requirements of form S-3 under the Securities Act pursuant to General Instruction C of Form S-8 with regard to the resale of the shares of Common Stock by the Selling Security Holders.

                              AVAILABLE INFORMATION

     HYTK Industries, Inc., a Nevada corporation (the "Company"), is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements, registration statements and other information can be examined without charge at the public reference section maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and, upon payment of the fees prescribed by the Commission, copies may be obtained therefrom and at certain of the Commission's Regional Offices located at 7 World Trade Center, New York, New York 10048; 5757 Wilshire Boulevard, Los Angeles, California 90024; and 500 West Madison Street, Northeastern Atrium Center, Suite 1400, Chicago, Illinois 60661-2511.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the oral or written request of such person, a copy of any and all information incorporated by reference into this Prospectus. Requests for such information may be directed to the Company's President, Douglas L. Lamb, at 701 East Main Street, Benedict, Kansas 66714. The Company intends to furnish to its stockholders annual reports, which will contain financial statements audited by independent accountants, and such other reports as it may determine to furnish or as may be required by law.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents that the Company filed with the Commission are hereby incorporated by reference into this Prospectus:

     1. The Company's annual report on Form 10-KSB for the fiscal year ended May 31, 1998, which contains financial statements of the Company for that fiscal year;

     2. The Company's quarterly reports on Form 10-QSB for the quarter ended February 28, 1999; and

     3. The description and specimen certificate of the Common Stock contained in the Company's registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

                                  RISK FACTORS

         An investment in the securities offered hereby are highly speculative. Each prospective investor should carefully consider the following risk factors, as well as all other information set forth elsewhere in this Prospectus.

Operational Risks

     Future Capital Requirements; Uncertainty of Future Funding. One of the Company's subsidiaries, Ponderosa Gas Pipeline Company, Inc., a Kansas corporation ("PGPC"), does not currently have positive cash flow without reliance upon outside capital infusions for operating costs in excess of income and for capital improvements. There are insufficient funds to make amortized payments against the PGPC debt until its pipeline assets become more profitable.

The Company has prepared a private placement memorandum relating to a proposed offering of 500,000 shares of its Series A Convertible Preferred Stock. The proposed structure of this offering involves a price of $10.00 per share with a minimum purchase of 2,500 shares. No shares of the Company's preferred stock have ever been issued or are outstanding. Any proceeds realized from this proposed offering are scheduled to be used to develop new gas wells, improve existing pipelines, and reduce debt. This Offering will close upon the earlier of the sale of the 500,000th share of Series A Convertible Preferred Stock, on March 1, 2000, or at such other time as the Company's Board of Directors may deem appropriate. No minimum number of shares must be sold before the Company receives any proceeds realized from the sale of shares of Series A Convertible Preferred Stock. However, in the event an amount of shares the Company believes is relatively nominal, for example 140,000 shares, is sold pursuant to this Series A Convertible Preferred Stock offering, the Company believes it will have adequate capital to execute its expansion plans which, it believes will alleviate the cash flow problems of PGPC, although no such assurances can be given. See "Need for Additional Development."

Operating Deficit. The sole source of revenue for the Company is the operations of Quest Resource Corporation ("Quest") and its subsidiaries. Quest is currently operating at a deficit level, as it reported a net loss for the nine month period ended February 28, 1999 of $187,178.

The Company was essentially dormant of operational activity until the merger with Quest in December, 1998 so there are no previous periods with comparable operations for the quarter and the nine months ended on February 28, 1999. The only operational financial activity for the nine months ended February 28, 1998 was interest expense of $29 which resulted in a net loss of that amount for the period since there was no income. Revenue from operations for the quarter and the nine month period ended February 28, 1999 was $342,790 and $1,028,646 respectively which resulted in a net loss after provision for income taxes of $82,867 and $187,178. Legal and professional fees related to the merger contributed to higher expenses for the quarter ended February 28, 1999. Depreciation, amortization and depletion expenses included in these net loss amounts were $53,755 and $139,191 respectively.

Need for Additional Development and Future Acquisitions. The Company intends to develop and expand its business, principally by developing its existing gas properties and by acquiring additional oil and gas reserves in the vicinity of the PGPC pipelines. Although the Company has selected several properties in connection with its expansion plans, no assurances can be given that such properties will undergo attempted commercial development, or if they are developed, that any will be successful or have any material positive effect on the Company.

Lack of Reserve Estimates & Uncertainty of Reserve Estimates. The Company has obtained estimates of some, but not all, of its oil and gas reserves. However, no such estimates have been filed with or included in reports to any Federal authority or agency.

Oil  and gas  reserve  estimates  and the  present  value  estimates  associated therewith are based on numerous engineering, geological and operational assumptions that generally are derived from limited data. Common assumptions include such matters as the extent and average thickness of a particular reservoir, the average porosity and permeability of the reservoir, the anticipated future production from existing and future wells, future development and production costs and the ultimate hydrocarbon recovery percentage. As a result, oil and gas reserve estimates and present value estimates are frequently revised in subsequent periods to reflect production data obtained after the date of the original estimate. If reserve estimates are inaccurate, production rates may decline more rapidly than anticipated, and future production revenues may be less than estimated. Moreover, significant downward revisions of reserve estimates may adversely affect the Company's ability to borrow funds in the future or have an adverse impact on other financing arrangements.

In addition, any estimates of future net revenues and the present value thereof are based on period ending prices and on cost assumptions made by the Company which only represent its best estimate. If these estimates of quantities, prices and costs prove inaccurate and the Company is unsuccessful in expanding its oil and gas reserves base, and/or declines in and instability of oil and gas prices occur, writedowns in the capitalized costs associated with the Company's oil and gas assets may be required. The Company will also rely to a substantial degree on reserve estimates in connection with the acquisition of producing properties. If the Company overestimates the potential oil and gas reserves of a property to be acquired, or if its subsequent operations on the property are not successful, the acquisition of the property could result in substantial losses to the Company.

Need for the Replacement of Reserves. The Company believes its future success will depend upon Quest's ability to find, acquire and develop additional oil and gas reserves that are economically recoverable. The proved reserves of the Company, as with all oil and gas entities, will generally decline as they are produced, except to the extent that the Company conducts revitalization activities, or acquires properties containing proved reserves, or both. To increase reserves and production, the Company intends to (i) continue its development drilling and recompletion programs, (ii) identify and produce previously overlooked or bypassed zones in shut-in wells, and (iii) acquire additional properties or undertake other replacement activities. The Company's current strategy is to increase its reserve base, production and cash flow through the development of its existing gas fields and through the selective acquisition of other promising properties where the Company can utilize its existing pipeline network. The Company can give no assurance that its planned revitalization, development and acquisition activities will result in significant additional reserves or that the Company will have success in discovering and producing reserves at economical exploration and development costs. Furthermore, while the Company's revenues may increase if prevailing oil and gas prices increase significantly, the Company's exploration costs for additional reserves may also increase.

Furthermore, drilling new wells and converting existing wells for gas production is a speculative activity and the possibility always exists that newly drilled or converted gas wells will be non-productive or fail to produce any revenue, or enough to be commercially worthwhile.

Operating Hazards. Oil and gas operations involve a high degree of risk. Natural hazards, such as excessive underground pressures, may cause costly and dangerous blowouts or make further operations on a well financially or physically impractical. Similarly, the testing and recompletion of oil and gas wells involves a high degree of risk arising from operational failures, such as blowouts, fires, pollution, collapsed casing, loss of equipment and numerous other mechanical and technical problems. Any of the foregoing hazards may result in substantial losses or liabilities to third parties, including, but not limited to, claims for bodily injuries, reservoir damage, loss of reserves, environmental damage and other damages to persons or property.

Product Liability. The Company currently does not carry product liability insurance covering its products. The Company does intend to pursue such insurance but it cannot be predicted whether the Company will be able to obtain such insurance in amounts and coverages adequate to cover the risks inherent in the oil and gas industry or that such insurance will be available at premiums which can be economically justified. Lack of this insurance could expose the Company to claims for substantial damages.

Competition. The Company's oil and gas exploration activities are centered in a highly competitive field. In seeking any other suitable oil and gas properties for acquisition and related personnel and equipment, the Company may be competing with a number of other companies, including large oil and gas companies and other independent operators who may have greater financial resources.

Dependence on Key Employees and Technical Personnel. The Company is substantially dependent upon the continued services of Douglas Lamb, its president and one of its directors. This individual is in good health; however, his disability or death would have a significant adverse impact on the Company's business operations. To the extent that his services become unavailable, the Company will be required to retain other qualified personnel; there can be no assurance that it will be able to recruit and hire qualified persons upon acceptable terms.

Similarly, the oil and gas exploration industry requires the use of personnel with substantial technical expertise. In the event that the services of its current technical personnel become unavailable, the Company will need to hire qualified personnel to take their place; no assurance can be given that it will be able to recruit and hire such persons on mutually acceptable terms.

Environmental Regulation. The Company is subject to numerous state and federal environmental regulations. Internal procedures and policies exist within the Company to ensure that its operations are conducted in full and substantial regulatory compliance and the Company believes it is currently operating within all such regulations. While the Company intends to fully comply with such requirements, this compliance can be very complex, and therefore no assurances can be given that such environmental regulations will not detrimentally affect the Company in the future.

General Risks of the Natural Gas Business. The price of natural gas is volatile and subject to wide variation. The longevity of gas wells are affected by numerous risk factors including: gas prices; mechanical failures of the well production equipment and of pipeline equipment; unpredictable geological factors affecting gas reserve life and gas flow rates; and, unpredictable operating costs which eventually exceed well revenues from declining gas production. The development of additional gas production is affected by numerous risk factors including: the availability of risk capital for gas exploration; the subjective interpretation of geological data; the availability of leases on prospective acreage for gas exploration; and, the lack of certain results from well completion activities.

Non-Operational Risks

Lack of Cash Dividends. The Company has never paid dividends on its Common Stock and does not anticipate paying cash dividends on its Common Stock for the foreseeable future. The Company is not required to pay dividends on the Common Stock or to cumulate unpaid dividends thereon. However, quarterly cash dividends on any Series A Convertible Preferred Stock sold are intended to be paid by the Company as described herein.

Authorization of Undesignated Shares. The Company's Certificate of Incorporation authorizes the issuance of up to 950 million undesignated shares of Common Stock and 50 million shares of Preferred Stock with such rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, under the Articles of Incorporation the Board of Directors may, without shareholder approval, issue capital stock (common and/or preferred stock) with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In addition, the issuance of such capital stock may have the effect of rendering more difficult or discouraging an acquisition of the Company or changes in control of the Company. Although the Company does not currently intend to issue any undesignated shares, there can be no assurance that the Company will not do so in the future. See "Description of Securities."

Indemnification of Directors, Officers, Employees and Agents. The Company's organizational documents provide generally for the indemnification of members of the board of directors, officers, employees, or persons controlling the Company. The Company has been informed that in the opinion of the Securities and Exchange Commission ("SEC") such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Year 2000 Compliance. The Company has conducted a review of its computer systems to identify any business functions or areas that could be affected by the "Year 2000" issue. As the millennium ("Year 2000") approaches, businesses may experience problems as a result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. If not corrected, this could result in extensive miscalculations or a major system failure. The Company relies on industry standard software. Certain manufacturers have already provided the Company with upgraded software to address the "Year 2000" issue and the Company believes its operations will not experience material delays or expenses from this issue, although no such assurances can be given.


                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the Selling Security Holder's sale of Shares, although the Company may receive proceeds from any exercise of the Options.

                            SELLING SECURITY HOLDERS


The Selling Security Holders acquired the Shares for services each had rendered to the Company and for services each continue to render to the Company. The services of one Selling Security Holder, Henry F. Mogg, were formalized pursuant to a consulting agreement dated November 1, 1998. The remaining Selling Security Holders received shares in recognition of the services they have rendered to the Company. All Shares were issued pursuant to the Company's 1999 Stock Option Plan, which was disclosed in the Form S-8 filed with the Commission on January 12, 1999. Douglas L. Lamb is a Director and President of the Company. Marsha Lamb is the wife of Douglas L. Lamb and has served as an employee since 1985. John C. Garrison is a Director and Treasurer of the Company, and Richard M. Cornell serves as a Director and the Secretary of the Company.

         On November 1, 1998, Quest Resource Corporation entered into an Consulting Agreement (the "Agreement") with Henry F. Mogg ("Consultant"), pursuant to which the Consultant agreed to provide services to the Company for a term of two years from the date of the Agreement. Consultant had been providing consulting services to Quest Resource Corporation for at least five years previous to the date of the Agreement. Under the terms of the Agreement, the Consultant is to provide general business consulting services in addition to specific consulting and advice relating to gas pipeline construction and operations. These services are to be rendered on a best efforts basis.

         The following table sets forth (a) the name of each Selling Security Holder, (b) the number of the Company's securities beneficially owned by each Selling Security Holder as of July 9, 1999; (c) the number of Shares being offered by each Selling Security Holder, and (d) the number of the Company's securities outstanding to be beneficially owned by each Selling Security Holder following this Offering, assuming the sale pursuant to this Offering or otherwise of all of the Shares that are the subject of the Registration Statement of which this Prospectus forms a part. There can be no assurance, however, that the Selling Security Holders will sell any or all of the Shares offered hereunder.

         Selling                Beneficial           Securities            Securities Owned
         Security Holder        Ownership            Offered Hereby        After Offering
         ----------------       ----------           --------------        -----------------
         Henry F. Mogg(1)        1,162,050                  400,000                    15.5%

         Douglas L. Lamb         1,579,293                   67,266                    30.8%

         Marsha Lamb             1,579,293                    2,000                    32.2%

         John Garrison              50,000                   25,000                     0.5%

         Richard Cornell            17,500                    6,000                     0.2%

(1) Henry F. Mogg beneficially owns 1,162,050 shares of Common Stock, all of which are nominally held by The Henry F. Mogg M&M Trust (the "Trust"). Henry F. Mogg is the settlor and trustee of the Trust and has full and exclusive personal power of revocation and amendment over the Trust as long as he is alive.

                              PLAN OF DISTRIBUTION

         The Shares offered hereby are being sold by the Selling Security Holders individually for their own accounts. The distribution of the Shares by the Selling Security Holders may be effected from time to time in ordinary brokerage transactions in the over-the-counter market at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the Selling Security Holders. The brokers or dealers through or to whom the Shares may be sold may be deemed underwriters of the Shares within the meaning of the Securities Act, in which event all brokerage commissions or discounts and other compensation received by such brokers or dealers may be deemed to be underwriting compensation. The Company will bear all expenses of the offering, except that the Selling Security Holders will pay any applicable brokerage fees or commissions and transfer taxes. In order to comply with the securities laws of certain states, if applicable, the Shares will be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is satisfied.


                            DESCRIPTION OF SECURITIES

         The Company's Common Stock is traded and quoted on the over-the-counter bulletin board under the symbol QRCP.

Common Stock

         As of July 22, 1999, there were 4,903,343 shares of common stock, par value $0.001 (the "Common Stock") issued and outstanding, held of record by approximately 2,035 stockholders.

         The holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock.


Series A Convertible Preferred Stock

         On March 2, 1999, the Board of Directors of the Company authorized and established a series of preferred shares of the Company consisting of 500,000 shares of $0.001 par value, designated as "Series A Convertible Preferred Stock," and determined the relative rights, privileges, preferences, restrictions and other matters relating to the Series A Convertible Preferred Stock (the "Preferred Stock".) The shares of Series A Convertible Preferred Stock possess the following rights, privileges and preferences in that such shares:

         (1) Are convertible into four (4) shares of the Company's common stock;
         (2) Pay dividends of 10% per annum which are payable quarterly, although no sinking fund exists to facilitate such dividends;

         (3) Possess a priority over holders of Common Stock on liquidation of the Company; and
         (4) May be redeemed by the Company although no sinking fund exists to facilitate such redemption.

         As of the date of this Prospectus, no shares of Series A Convertible Preferred Stock have been issued. The Company hopes to begin selling and issuing such shares pursuant to the terms of the Private Placement Memorandum, immediately.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         No expert is named as preparing or certifying all or part of the registration statement to which this prospectus pertains, and no counsel for the Company who is named in this prospectus as having given an opinion on the validity of the securities being offered hereby was hired on a contingent basis or has or is to receive, in connection with this offering, a substantial interest, direct or indirect, in the Company.


                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Company shall, to the fullest extent permitted by the Nevada Business Corporation Act, as the same may be amended and supplemented, indemnify under said section from and against any and all expenses, liabilities or other matters referred in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Company will have the power to purchase and maintain officers' and directors' liability insurance in order to insure against the liabilities for which such officers and directors are indemnified pursuant to Article 6.

         INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISION, OR OTHERWISE, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH
INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE. IN THE EVENT THAT A CLAIM FOR INDEMNIFICATION AGAINST SUCH LIABILITIES OTHER THAN THE PAYMENT BY THE COMPANY OR EXPENSES INCURRED OR PAID BY A DIRECTOR, OFFICER OR CONTROLLING PERSON IN CONNECTION WITH THE SECURITIES BEING REGISTERED, THE COMPANY WILL, UNLESS IN THE OPINION OF ITS COUNSEL THE MATTER HAD BEEN SETTLED BY CONTROLLING PRECEDENT, SUBMIT TO A COURT OF APPROPRIATE JURISDICTION THE QUESTION WHETHER SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND WILL BE COVERED BY THE FINAL ADJUDICATION OF SUCH ISSUE.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Benedict, State of Kansas, on this 23rd day of July 1999.

                                         HYTK Industries, Inc.


                                         By: /s/ Douglas L. Lamb
                                         Douglas L. Lamb, President and Director

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                       Title                              Date
--------------------            -----                              ----

/s/ Douglas L. Lamb             President and Director             July 26, 1999
Douglas L. Lamb

/s/ John C. Garrion             Treasurer and Director             July 26, 1999
John C. Garrison

/s/ Richard M. Cornell          Secretary and Director             July 26, 1999
Richard M. Cornell

                                    EXHIBITS

Item Number                Description

10.1 Consulting Agreement dated November 1, 1998, by and between Quest Resource Corporation and Henry F. Mogg.